UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2013

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 18, 2013, Spire Corporation (the “Company”), Spire Biomedical, Inc. (the “Subsidiary” and together with the Company, “Spire”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with N2 Biomedical LLC (“N2”) pursuant to which N2 agreed to (i) acquire substantially all of the assets of Spire's biomedical business (the “Business”) and (ii) assume and pay certain liabilities related to the purchased assets as set forth in the Purchase Agreement (collectively, the “Transaction”). The Transaction closed on September 18, 2013.

The purchase price for the Business was $10.5 million plus the assumption of liabilities of approximately $0.1 million, with $6.0 million paid in cash at closing, a $2.4 million subordinated convertible promissory note, and 310,549 Series A Preferred Units of N2 valued at approximately $2.1 million ($6.72 per share). The parties determined the purchase price through negotiation, as well as the parties' determination of fair market value of, and solicitation of third party bids on, the Business. The board of directors, including all of the disinterested directors, unanimously approved the Transaction after full disclosure of all material facts of the Transaction and each director's interest in the Transaction.

The subordinated promissory note (i) bears interest at 9% per annum until paid in full, (ii) is convertible, at Spire's option, into Common Units of N2 at a conversion price of $6.72 per share, (iii) has a seven year term, (iv) is unsecured and (v) is subordinate in right of payment to all senior bank indebtedness of N2.

The Series A Preferred Units (i) represent an equity ownership interest of 19.9% in N2, (ii) are governed by the terms of the Amended and Restated Limited Liability Company Agreement of N2 dated September 18, 2013, (iii) rank senior to the Common Units on liquidation, dissolution and winding up, and (iv) vote together with the Common Units on an as-converted basis. Spire has the right to appoint one director to the Board of Directors of N2. N2 is subject to certain affirmative and negative operating covenants in favor of the holder of Series A Preferred Units.

On September 18, 2013, the Company and N2 entered into a Shared Services Agreement whereby the Company will provide N2 certain services (the “Shared Services”) for a period of three years. It is the intent of the parties that the aggregate fees for the Shared Services shall equal approximately $500,000 during the first year. Following the first anniversary, N2 may terminate any specific Shared Service with 20 days' written notice to the Company.

On September 18, 2013, the lease agreement between SPI-Trust and the Company for the premises in Bedford, Massachusetts where the Business is located was amended, by reducing the Company's leased space and annual base rent by approximately 19%. All other material terms and conditions related to the lease remain unchanged as of such date.

The Purchase Agreement includes a five-year commitment of (i) Spire not to compete with the Business and (ii) N2 not to compete with the consumer electronic products business of Spire. Both Spire and N2 agreed not to solicit the officers or employees of the other party for a one-year period. The Purchase Agreement also contains customary representations and warranties, post-closing covenants and mutual indemnification obligations for, among other things, inaccuracy or breach of any representation or warranty and any breach or non-fulfillment of any covenant. A copy of the Purchase Agreement is filed herewith as Exhibit 2.1, and is incorporated herein by reference. The foregoing summary of the Agreement is qualified in its entirety by reference to the form of Agreement filed herewith

Mark C. Little was the Chief Executive Officer of the Subsidiary, is a director of the Company and is the Chief Executive Officer of N2. Mark C. Little is the son of Roger G. Little, Chief Executive Officer of the Company.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
*2.1	Asset Purchase Agreement, dated September 18, 2013 by and among Spire Corporation, Spire Biomedical, Inc. and N2 Biomedical LLC.

*
The schedules and exhibits to the Asset Purchase Agreement are not being filed herewith. The Asset Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: September 24, 2013	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
*2.1	Asset Purchase Agreement, dated September 18, 2013 by and among Spire Corporation, Spire Biomedical, Inc. and N2 Biomedical LLC.

*
The schedules and exhibits to the Asset Purchase Agreement are not being filed herewith. The Asset Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.